Exhibit 10.1

Execution Version

INVESTMENT AND SECURITIES PURCHASE AGREEMENT

BETWEEN

GENERAL MOLY, INC.

AND

AMER INTERNATIONAL GROUP CO., LTD.

April 17, 2015

3.4	Compliance with Laws	18
3.5	Consents	18

ARTICLE IV REGISTRATION RIGHTS		18

4.1	Shelf Registration	18
4.2	Company Obligations	18
4.3	Registration Statement Effectiveness; Piggyback Registrations	19
4.4	Suspension	21
4.5	Current Public Information	22

ARTICLE V CONDUCT OF BUSINESS PENDING THE CLOSING		22

5.1	General	22
5.2	Pre-Closing Covenants	22

ARTICLE VI ADDITIONAL AGREEMENTS		25

6.1	Agreement to Call Stockholder Meeting	25
6.2	Proxy Statement; Other Commission Filings	25
6.3	Listing Applications	26
6.4	Assistance in Procuring Loan; Purchaser Option	26
6.5	Consents	27
6.6	Covenants Concerning the Parties	27
6.7	No Solicitation	28
6.8	Change of Recommendation	29
6.9	Certain Tax Covenants	30
6.10	Access to Information	30
6.11	Further Assurances	30
6.12	Publicity	30
6.13	Board Representation	30

ARTICLE VII CONDITIONS		31

7.1	Closing	31

ARTICLE VIII TERMINATION		33

8.1	Termination	33
8.2	Effect of Termination	34
8.3	Payment of Company Break Fee	35

ARTICLE IX MISCELLANEOUS		35

9.1	Notices	35
9.2	Entire Agreement	36
9.3	Amendments	37

9.4	Assignment	37
9.5	Benefit	37
9.6	Specific Performance	37
9.7	Governing Law; Language	37
9.8	Waiver of Jury Trial	37
9.9	Severability	37
9.10	Headings and Captions	37
9.11	Certain Terms	38
9.12	No Waiver of Rights, Powers and Remedies	38
9.13	Fees and Expenses	39
9.14	Counterparts	39
9.15	Rules of Construction	39
9.16	Dispute Resolution	39

Schedules

Schedule 1                                     Certain Definitions

Schedule 2                                     General Moly, Inc. Loan Summary of Principal Terms and Conditions

Schedule 3                                     Regulatory Approvals

Schedule 4                                     Dispute Resolution

Exhibits

Exhibit A                                             Molybdenum Supply Agreement Term Sheet

Exhibit B                                             Form of Stockholder Agreement

Exhibit C                                             Form of Warrant

Exhibit D                                             Expense Reimbursement Agreement Term Sheet

INVESTMENT AND SECURITIES PURCHASE AGREEMENT

THIS INVESTMENT AND SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated April 17, 2015 (the “Signing Date”), is between General Moly, Inc., a Delaware corporation (the “Company”), and Amer International Group Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Purchaser”).  The Company and Purchaser shall each be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in Schedule 1.

RECITALS

A.                                    The Company desires to issue and sell to Purchaser and Purchaser desires to acquire from the Company, on the terms and subject to the conditions in this Agreement, (1) 40,000,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at the Per Share Price, and (2) warrants to purchase 80,000,000 shares of Common Stock (the “Offered Warrants”) exercisable at the Per Share Price (the Offered Shares, together with the Offered Warrants, the “Offered Securities”).

B.                                    The Offered Securities will be issued upon the satisfaction of the conditions set forth in Section 7.1.  Upon the Loan Execution, the Offered Securities will constitute approximately 51% of the Company’s fully diluted shares of Common Stock.

C.                                    Purchaser has agreed to endeavor with the Company to procure and support a loan from one or more Prime Chinese Banks to the Company to fund the Company’s share of costs (including financing costs) related to the development of the Mt. Hope Project, or approximately US$700 Million (the “Loan”), on substantially similar key terms and conditions as those outlined on Schedule 2, which Loan will be guaranteed by Purchaser.

D.                                    The Company desires to grant Purchaser an option, exercisable simultaneously with the Loan Execution, to enter into with the Company a molybdenum supply agreement for the purchase by Purchaser or an Affiliate of Purchaser of molybdenum produced at the Mount Hope Project (the “Molybdenum Supply Agreement”), substantially in accordance with the terms and conditions attached hereto as Exhibit A.

E.                                     At the Closing, the Company and Purchaser will enter into a stockholder agreement with respect to certain matters relating to the acquisition and disposition of the Offered Securities (and other shares of Common Stock, if any, owned by Purchaser or any of its Affiliates) and governance of the Company (the “Stockholder Agreement”) substantially in the form attached hereto as Exhibit B.

In consideration of the mutual covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
ISSUANCE OF SHARES; CLOSING

1.1                               Purchase and Sale of Offered Securities; Closing Payment; Expense Reimbursement Account.

(a)                                 Offer and Sale.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, Purchaser shall purchase from the Company, and the Company shall issue and sell to Purchaser the Offered Securities.

(b)                                 Closing Payment.  In exchange for the Company’s issuance and sale of the Offered Securities to Purchaser on the Closing Date, Purchaser shall pay to the Company in cash an amount equal to (i) the Stock Purchase Price, minus (ii) the Reimbursed Purchaser Expenses (such difference, the “Closing Payment”).  In addition to making the Closing Payment, the Company shall pay Purchaser the Arrangement Fee following Closing pursuant to Section 1.2.

(c)                                  Reimbursement Account.  On the Closing Date, the Company shall deposit $3,000,000 into an account at a bank to be mutually agreed upon by the Company and Purchaser.  Purchaser and the Company shall jointly hold such account pursuant to an expense reimbursement agreement (the “Expense Reimbursement Agreement”), substantially in accordance with the terms and conditions attached hereto as Exhibit D, to be entered into at Closing between Purchaser and the Company.  Under the Expense Reimbursement Agreement, funds will be released to Purchaser, the Company or third parties to reimburse such parties for reasonable expenses incurred in connection with the procurement of the Loan under Section 6.4(a) (such expenses, collectively, the “Loan Procurement Expenses”).

1.2                               Arrangement Fee.  Upon the initial draw of the Loan, the Company shall deliver or cause to be delivered to Purchaser, by wire transfer of immediately available funds in Dollars, (a) a fee equal to seventy-five one-hundredths of one percent (0.75%) of the committed amount under the Loan (the “Arrangement Fee”), minus (b) the Reimbursed Purchaser Expenses, minus (c) the Loan Procurement Expenses.

1.3                               Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 7.1, the completion of the purchase and sale of the Offered Shares (the “Closing”) shall occur at 10:00 a.m. local time at the offices of Bryan Cave LLP, Denver, Colorado, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Section 7.1 (other than those that by their terms are to be satisfied or waived at the Closing), or at such other location, date and time as may be mutually agreed upon by the Company and Purchaser.  The date of the Closing is referred to herein as the “Closing Date.”

1.4                               Closing Deliveries.

(a)                                 Company Deliveries.  At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(i)                                     a certificate or certificates representing the Offered Shares;

(ii)                                  a receipt for the Closing Payment;

(iii)                               a duly executed warrant agreement (the “Warrant Agreement”), substantially in the form attached hereto as Exhibit C, evidencing the Offered Warrants, registered in the name of Purchaser;

(iv)                              a duly executed counterpart of the Stockholder Agreement;

(v)                                 a duly executed counterpart of the Expense Reimbursement Agreement;

(vi)                              duly executed resignations effective as of the Closing Date from the directors on the Board pursuant to Section 6.13;

(vii)                           a good standing certificate (or its equivalent) for the Company issued by the Secretary of State of the State of Delaware and of such other applicable jurisdictions where the Company is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within three (3) Business Days prior to the Closing Date;

(viii)                        copies, certified by the Secretary of the Company, of resolutions of the Board authorizing the execution and delivery of this Agreement and the other Transaction Documents, and in each case, such resolutions shall be in full force and effect and not revoked;

(ix)                              the documents, instruments and writings required to be delivered to Purchaser by the Company pursuant to Section 7.1(c);

(x)                                 the APERAM Consent; and

(xi)                              such other previously undelivered documents reasonably requested by Purchaser to be delivered by the Company to Purchaser at or prior to the Closing in connection with this Agreement or the other Transaction Documents to which the Company is a party.

(b)                                 Purchaser Deliveries.  At the Closing, Purchaser shall deliver or cause to be delivered to the Company:

(i)                                     the Closing Payment by wire transfer in immediately available funds in Dollars to an account specified by the Company in writing no less than three (3) Business Days prior to the Closing;

(ii)                                  a duly executed counterpart of the Warrant Agreement;

(iii)                               a duly executed counterpart of the Stockholder Agreement;

(iv)                              a duly executed counterpart of the Expense Reimbursement Agreement;

(v)                                 a written letter of intent, in substantially customary form, from a Prime Chinese Bank to the Company, indicating that such bank has formally endorsed the Loan and with the other banks (if any) will make the Loan on the key terms and conditions substantially set forth on Schedule 2;

(vi)                              the documents, instruments and writings required to be delivered to the Company by Purchaser pursuant to Section 7.1(b); and

(vii)                           such other previously undelivered documents reasonably requested by the Company to be delivered by Purchaser to the Company at or prior to the Closing in connection with this Agreement or the other Transaction Documents to which Purchaser is a party.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered by the Company to Purchaser on or prior to the execution of this Agreement, the Company hereby represents and warrants to Purchaser on the Signing Date and the Closing Date as follows:

2.1                               Organization and Standing.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted (and, to the extent described therein, as described in the SEC Reports).  Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its businesses makes such qualification necessary, except where any failure to so qualify or be in good standing would not have a Material Adverse Effect.  The copies of the Company’s certificate of incorporation and bylaws that are listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K”) are complete and correct copies thereof.

2.2                               Capitalization.  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  As of March 31, 2015, (i) 93,493,979 shares of Common Stock were issued and outstanding, and (ii) no shares of Common Stock were held in the treasury of the Company or by any Subsidiary of the Company.  As of March 31, 2015, 257,779 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding stock options granted pursuant to the Company’s equity incentive plans filed with the SEC Reports (the “Plans”), restricted stock units covering 2,359,776 shares of Common Stock were issued under the Company’s Plans; 9,535,000 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding warrants to purchase Common Stock (the “Warrants”) and up to 8,135,000 shares of Common Stock were issuable (and such number was reserved for issuance) upon conversion of convertible promissory notes (the “Convertible Notes”).  As of the Signing Date, the Company had outstanding SARS with respect to not more than 1,803,146 shares of Common Stock as to which not more than zero shares of Common Stock would be issuable based on a price of Common Stock of $0.50 per share.  Since March 31, 2015, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable or exercisable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 2.2.  As of the Signing Date, no shares of Preferred Stock are issued and outstanding.  The Company has no stock option, incentive or similar plan other than the Plans.  All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable.  Except for the preemptive rights held by APERAM under the APERAM Securities Agreement, if any, all of the shares of Common stock subject to issuance under the Plans, Warrants, Convertible Notes and SARS, upon issuance prior to the Closing Date on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  The Offered Securities have been duly and validly authorized and when issued, sold and delivered by the Company in accordance with this Agreement, will be validly issued, fully paid and nonassessable.  Except as set forth in this Section 2.2, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock or any other securities of the Company of any kind binding on the Company.  Except for the preemptive rights held by APERAM under the APERAM Securities Agreement, if any, the issuance by the Company of the Offered Securities is not subject to any preemptive rights, rights of first refusal or other similar limitation or any other claim, Lien, charge, encumbrance or security interest applicable to the assets of the Company, except those which have been waived.  There are no restrictions upon the voting or transfer of any shares of Common Stock pursuant to the Company’s certificate of incorporation or bylaws.  There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of Common Stock.

2.3                               Authorization; Enforceability.  The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents, except Stockholder Approval.  No other corporate proceeding on the part of the Company is necessary for the valid execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the performance and consummation by the Company of the transactions contemplated by this Agreement and such other Transaction Documents to be performed by the Company, except the Stockholder Approval or as has been obtained or waived.  The Company has duly executed and delivered this Agreement and, when executed and delivered by it, will have duly executed and delivered the other Transaction Documents to which it is a party.  Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Assuming the due execution and delivery of the Transaction Documents to which the Company is a party (other than this Agreement) by Purchaser, each of such Transaction Documents, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4                               No Violation; Consents.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby to be performed by the Company do not and will not (i) assuming that all consents, approvals, authorizations and other actions described in Section 2.4(b) have been obtained and all filings and obligations described in Section 2.4(b) have been made, conflict with, violate or contravene the applicable provisions of any Law of any court or any federal or state government or political subdivision thereof or any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (a “Governmental Authority”) to or by which the Company or any of its Subsidiaries or any of its or their respective assets is bound, (ii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to an event of acceleration under, or give to others any right of termination, amendment or cancellation of, or give to others a right to require any payment to be made under, any contract, lease, license, permit, loan or credit agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it or any of its Subsidiaries is bound or to which any of their respective assets is subject, nor result in the creation or imposition of any Lien, security interest, charge or encumbrance of any kind upon any of the assets or capital stock of the Company or any of its Subsidiaries, or (iii) conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, except in the case of each of clauses (i) and (ii) above as would not have a Material Adverse Effect.

(b)                                 No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws, for any filings required to be made under the rules and regulations of the NYSE MKT and the Toronto Stock Exchange and for the Stockholder Approval, and (ii) where the failure to obtain such consent, approval, authorization or order or to make such filing or registration would not have a Material Adverse Effect.

2.5                               Compliance with Laws.

(a)                                 Since January 1, 2012, (i) each of the Company and its Subsidiaries has complied, and is currently in compliance, with all Laws applicable to the Company or its Subsidiaries or to the operation of their respective businesses or to any assets owned or used by any of the respective businesses of the Company and its Subsidiaries, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Authority with respect to the respective businesses of the Company and its Subsidiaries or to any assets owned or used by the respective businesses of the Company or its Subsidiaries is pending or that such investigation or review is contemplated.

(b)                                 The Company and its Subsidiaries (i) have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable United States and foreign anti-corruption Laws, and (ii) since January 1, 2012, have not, to the knowledge of the Company, been investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority or any other Person of, any actual or alleged violation by the Company or its Subsidiaries of the FCPA or any other applicable United States or foreign anti-corruption Laws.

(c)                                  To the Company’s knowledge, since January 1, 2012, none of the Company or its Subsidiaries has, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of:  (i) unlawfully influencing any act or decision of any Government Official, (ii) inducing any Government Official to do or omit to do an act in violation of a lawful duty, (iii) securing any improper advantage, or (iv) unlawfully inducing any Government Official to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)                                 To the Company’s knowledge, since January 1, 2012, none of the Company or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority.

2.6                               SEC Reports; Financial Condition.

(a)                                 The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since December 31, 2011 (the “SEC Reports”).  The SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed (or if amended or superseded by a filing prior to the Signing Date, then on the date of such subsequent filing), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)                                 The audited and unaudited consolidated financial statements of the Company and the related notes thereto contained in the SEC Reports (the “Company Financial Statements”) present fairly the financial position of the Company and its Subsidiaries at such date and the results of operations of the Company and its Subsidiaries for the periods set forth therein; provided, however, that the unaudited financial statements are subject to normal year-end adjustments.  The Company Financial Statements, including the related notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States as in effect for the periods covered thereby.

(c)                                  Except and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014 included in the 10-K, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014, (ii) liabilities that are not otherwise required to be disclosed in the Company Financial Statements, (iii) liabilities incurred in compliance with the Eureka Budget, or (iv) liabilities that, individually or the aggregate, would exceed One Million Dollars ($1,000,000).

2.7                               Absence of Changes.  Except as set forth in the SEC Reports, since December 31, 2014, there has not been any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  Since December 31, 2014, each of the Company and its Subsidiaries has operated its business only in the ordinary course of business consistent with past practice and there has not been by or with respect to the Company or its Subsidiaries:

(a)                                 any declaration, setting aside, or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to the capital stock of the Company or its Subsidiaries (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or entry into any agreement with respect to the voting of the capital stock of the Company or its Subsidiaries;

(b)                                 (i) any increase in the compensation or benefits payable or to become payable to the directors, officers or employees of the Company or its Subsidiaries (except for increases in accordance with past practices in salaries or wages of employees of the Company or any of its Subsidiaries which are not across-the-board increases), (ii) any grant of rights to severance or termination pay to, or entry into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or (iii) the taking of any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Plan;

(c)                                  (i) any acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of Two Hundred Fifty Thousand Dollars ($250,000), or in the aggregate, not in excess of Five Hundred Thousand Dollars ($500,000) for the Company and the Company Subsidiaries taken as a whole, (ii) any incurrence of any indebtedness for borrowed money or issuance of any debt securities or assumption, guarantee or endorsement, or otherwise as an accommodation assumption of responsibility for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money in a principal amount not, in the aggregate, in excess of One Million Dollars ($1,000,000) for the Company and its Subsidiaries taken as a whole, (iii) any termination, cancelation or written request for any material change in, or agreement to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice, (iv) other than as set forth in the Eureka Budget, the making or authorization of  any capital expenditures that are, in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) for the Company and its Subsidiaries taken as a whole;

(d)                                 any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

(e)                                  any waiver, release, assignment, settlement or compromise of any material claims, or any material litigation or arbitration;

(f)                                   any material tax election or settlement or compromise of any material liability for Taxes;

(g)                                  any write up, write down or write off of the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, in excess of One Million Dollars ($1,000,000) except for depreciation and amortization in accordance with GAAP consistently applied; or

(h)                                 any (i) sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance, or authorization of the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance, of any material property or assets (including Intellectual Property Rights) of the Company or any of its Subsidiaries, except for the sale or purchase of goods in the ordinary course of business consistent with past practice, or (ii) entry into any material commitment or material transaction outside the ordinary course of business consistent with past practice;

(i)                                     any agreements or commitments, whether oral or in writing, to take any action described in clauses (a) through (h) of this Section 2.7.

2.8                               Books and Records. The books and records of the Company and its Subsidiaries have been maintained in accordance with the customary business practices of the Company and its Subsidiaries and in all material respects with Law. The Company has made available to Purchaser copies of the minute books of the Company in the Company’s possession.

2.9                               Securities Laws.  All notices, filings, registrations, or qualifications under state securities or “blue sky” laws, that are required in connection with the offer, issuance, sale and delivery of the Offered Securities pursuant to this Agreement, have been, or will be, completed by the Company.

2.10                        No Default.  Subject to Stockholder Approval, the Company and its Subsidiaries are not, and, immediately after the consummation of the transactions contemplated hereby and by the other Transaction Documents to be performed by the Company, will not be, in default of (whether upon the passage of time, the giving of notice or both), (a) any term of its Organizational Documents, (b) any provision of any equity security issued by the Company, or of any agreement, instrument or other undertaking to which the Company or its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (c) the applicable provisions of any Law of any Governmental Authority to or by which the Company or any of its Subsidiaries or any of its assets is bound, which default, in the cause of clauses (b) and (c) above, would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.11                        Intellectual Property.  The Company and its Subsidiaries have all material patents, licenses, copyrights and trademarks that are needed to conduct the business of the Company and its Subsidiaries as it is now being conducted (the “Intellectual Property Rights”).  To the Company’s knowledge the Intellectual Property Rights that the Company (or any of its Subsidiaries) owns are valid and enforceable.  To the Company’s knowledge the use of such Intellectual Property Rights by the Company (or any of its Subsidiaries) does not infringe upon or conflict with any license, copyright or trademark of any third party, and neither the Company nor any of its Subsidiaries has received written notice of any such infringement or conflict other than with respect to alleged infringements or conflicts.  The Company has no knowledge of any infringement of its Intellectual Property Rights by any third party.

2.12                        No Litigation.  Except as disclosed in the SEC Reports, no Action against the Company or any of its Subsidiaries is pending, or, to the Company’s knowledge, threatened or contemplated that, if determined adversely, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.13                        Material Contracts.  Except as listed or described on the SEC Reports, as of the Signing Date, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract of any of the types described below:

(a)                                 any consulting agreement or employment agreement that provides for annual compensation to a Person exceeding Two Hundred Thousand Dollars ($200,000) per year and which cannot be terminated by the Company or Subsidiary party thereto without penalty on notice of sixty (60) days or less;

(b)                                 any Contract for capital expenditures or the acquisition of fixed assets in excess of One Million Dollars ($1,000,000);

(c)                                  any Contract for the purchase, maintenance or acquisition of materials, supplies, merchandise, equipment, parts or other property or services (other than an ongoing license for, or for support or maintenance of, Software) which will extend over a period of more than twelve (12) months or require remaining aggregate future payments in excess of One Million Dollars ($1,000,000);

(d)                                 any Contract that restricts the right of the Company or any Subsidiary to engage in any line of business, compete with any Person or provide any service to any Person in any geographic area;

(e)                                  any lease pertaining to any leased real or personal property that provides for a future liability in excess of Two Hundred Fifty Thousand Dollars ($250,000) per year;

(f)                                   any Contract relating to the acquisition or disposition of any business, material asset or real property requiring aggregate payments in the future in excess of Five Hundred Thousand Dollars ($500,000) or which contains any material continuing obligations on the part of the Company or Subsidiary party thereto;

(g)                                  any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including any indebtedness, in excess of Five Hundred Thousand Dollars ($500,000);

(h)                                 any Contract granting any Person a Lien on any assets or properties of the Company or its Subsidiaries, other than Permitted Liens, where the underlying liability is in excess of Five Hundred Thousand Dollars ($500,000);

(i)                                     any Contract relating to the development, ownership, licensing or use of any intellectual property rights material to the business of the Company or any Subsidiary other than non-exclusive, end-user licenses for commercially available prepackaged Software with license, maintenance, support and other fees of less than One Hundred Thousand Dollars ($100,000) per year;

(j)                                    any bargaining agreement or other Contract with any labor organization, union, association or works council;

(k)                                 any Contract with any Governmental Authority; or

(l)                                     any partnership, joint venture or other similar agreements or arrangements.

Copies of each Material Contract have been made available to Purchaser by the Company or are available in the SEC Reports, and such copies are correct and complete as of the Signing

Date.  Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or one of its Subsidiaries, as applicable, and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or one of its Subsidiaries, as applicable, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Neither the Company, any Subsidiary nor, to the Company’s knowledge, any other party to any Material Contract is in material breach of or material default under any Material Contract.  Neither the Company nor any Subsidiary has received any written notice of termination of, or dispute under, any Material Contract.

2.14                        Permits.  Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own and lease its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and, except as disclosed in the SEC Reports, all such Company Permits are valid, and in full force and effect, and there is no action pending or, to the knowledge of the Company, threatened, regarding suspension or cancellation of any of the Company Permits, except for such Company Permits which the failure to possess or to be valid or in full force and effect, or of which the cancellation or suspension would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, which conflict, default or violation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15                        Subsidiaries.  As of the Signing Date, the Company has no subsidiaries other than those set forth in the SEC Reports.

2.16                        Related Party Transactions.  None of the officers, directors, employees or shareholders of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or the advances of money or otherwise requiring payments to or from any such officer, director, employee or shareholder or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, employee or shareholder has a substantial interest or is an officer, director, trustee or partner.

2.17                        Securities Compliance.  The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on NYSE MKT and the Toronto Stock Exchange.  The Company is in material compliance with all NYSE MKT and Toronto Stock Exchange requirements, and the Company has not been contacted by NYSE MKT or the Toronto Stock Exchange, either orally or in writing, concerning any violations or any potential removal of the Common Stock from NYSE MKT or the Toronto Stock Exchange.

2.18                        Environmental Matters.

(a)                                 None of the Company nor any of its Subsidiaries is in violation, in any material respect, of any Environmental Law, and the Company has no knowledge of any event or condition that exists or has occurred that is reasonably likely to result in any material violation of any Environmental Law;

(b)                                 there are no claims against the Company or any of its Subsidiaries arising under any Environmental Law or concerning the Release of or exposure of persons to any Hazardous Materials; and

(c)                                  each of the Company and its Subsidiaries possesses all material Environmental Permits required to operate their respective businesses.

2.19                        Taxes.

(a)                                 Each of the Company and its Subsidiaries has timely filed or caused to be filed all Federal Tax Returns and all material foreign, state and local Tax Returns required to have been filed by it, each such Tax Return is true, correct and complete in all material respects and all Taxes required to be paid by the Company and its Subsidiaries with respect to the periods covered by such returns or otherwise due have been paid, except any such Tax the validity or amount of which is being contested in good faith by appropriate proceedings and as to which the Company has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles in the United States.

(b)                                 Neither the Company nor any of its Subsidiaries has received any Tax assessment, written notice of audit, written notice of proposed adjustment or written deficiency notice from any taxing authority, and to the knowledge of the Company, no basis exists for any such Tax assessment, adjustment or deficiency notice.

(c)                                  To the knowledge of the Company, the Company and its subsidiaries have withheld and paid (or have caused to be withheld and paid on their behalf) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d)                                 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.20                        Section 203 of the DGCL.  Assuming the accuracy of the representations and warranties of Purchaser set forth in Section 3.2(c), the Board has taken all actions necessary or advisable to ensure that Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) does not apply to any of the transactions contemplated by this Agreement (including the purchase of the Offered Securities hereunder).

2.21                        Employees.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.  Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice and the Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have complied in all material respects with all applicable Laws governing employment or otherwise relating to the employees of the Company and its Subsidiaries including all applicable Laws relating to labor relations, equal employment opportunity and nondiscrimination, wages and hours, immigration and occupational safety and health.

2.22                        Employee Benefits.  Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability under or with respect to any:  (a) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (b) Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; or (c) Employee Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries, except as required by Section 601 of ERISA, Section 4980B of the Code or analogous state Law.

2.23                        Real Property.

(a)                                 Except as set forth in the SEC Reports, the Company does not own any real property with a book value in excess of Five Hundred Thousand Dollars ($500,000).  Section 2.23(a) of the Disclosure Schedule contains a list of all the addresses or general location of all real property leased or primarily used by the Company, in each case as of the Signing Date providing for aggregate annual rental payments in excess of One Hundred Thousand Dollars ($100,000) (the “Leases”).  With respect to all real property owned or leased or primarily used by the Company with a book value in excess of Five Hundred Thousand Dollars ($500,000) (the “Real Property”), the Company has quiet possession thereof, and, with respect to leased Real Property, has valid leasehold interests providing rights to use such Real Property, free and clear of all Liens other than Permitted Liens, but subject to the applicable lease agreements.  The Company has not received written notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property.

(b)                                 There are no leases, subleases, licenses, concessions or other agreements granting to any party or parties other than the Company the right of use or occupancy of any portion of, or any interest in, any of the Real Property, and there are no outstanding options or rights of first refusal to purchase any of the Real Property in favor of the Company, and to the knowledge of the Company, there are no outstanding options or rights of first refusal to purchase any of the Real Property in favor of any third party.  No Real Property is used for any material purpose other than the conduct of the Company’s business.

(c)                                  The Company has made available to Purchaser a true, correct and complete copy of each of the Leases not otherwise included in the SEC Reports, and (i) each Lease is legal, valid, binding and enforceable against the Company and to the knowledge of the Company, against the other parties thereto, except as may be limited by applicable bankruptcy, insolvency or similar legal requirements affecting creditors’ rights generally or by general equitable principles, (ii) neither the Company nor, to the knowledge of the Company, any other party to any Lease, has waived any material term or condition thereof, and all covenants under any Lease to be performed by the Company have been performed in all material respects, and to the knowledge of the Company, all covenants under any Lease to be performed by any other party to any Lease, have been performed in all material respects, (iii) neither the Company, nor, to the knowledge of the Company, any other party to any Lease, is in breach or default under such Lease in any material respect, and (iv) the Company has not collaterally assigned or granted any security interest in any Lease or any interest therein.

2.24                                                                                                Tangible Assets.  The Company and its Subsidiaries have good and valid title to or good and valid leasehold interests in all material items of tangible properties and assets owned or leased by the Company or such Subsidiary and reflected in the Company Financial Statements (the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens.  The Tangible Assets are in good operating condition (normal wear and tear excepted), and are fit in all material respects for use in the ordinary course of business.

2.25                        Insurance Policies.  The Company has made available to Purchaser copies of the declaration pages of all material Insurance Policies, and such copies are correct and complete and have not been amended.  Each of the Insurance Policies is in full force and effect.  There has been no material claim made under an Insurance Policy at any time during the twelve (12) months ending on the Signing Date.  None of the Company or any of its Subsidiaries has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by the Company or its Subsidiaries regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the twelve (12) months ending on the Signing Date.

2.26                        Brokers Fees. No broker, investment banker, financial advisor, finder or similar intermediary has acted for or on behalf of, or is entitled to any brokers’, finders or similar fee or other commission from the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser hereby acknowledges, represents, warrants and agrees as follows:

3.1                               Authorization; Enforceability; No Violations.

(a)                                 Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and the other Transaction Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents.

(b)                                 The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the transactions contemplated hereby or thereby to be performed by it do not and will not violate any provision of (i) its Organizational Documents, or (ii) any law, statute, rule, regulation, order, writ, injunction, judgment or decree to which it is subject, except in the case of clause (ii), as would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.  Purchaser has duly executed and delivered this Agreement.  Assuming the due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Assuming the due execution and delivery of the other Transaction Documents (other than this Agreement) by the other parties thereto, each of such Transaction Documents, when executed and delivered by Purchaser will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.2                               Securities Act Representations; Legends.

(a)                                 Purchaser understands and agrees that:  (i) the offering and sale of the Offered Securities to be issued and sold hereunder are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), (ii) the initial offer and sale of the Offered Securities issuable hereunder have not been registered under the Securities Act or any other applicable securities laws and such securities only may be transferred or otherwise resold in accordance with the provisions of Regulation S or Rule 144 under the Securities Act, pursuant to an effective registration statement under the Securities Act and any other applicable securities laws or if an exemption from such registration requirements is available, and (iii) the Company is required to register any resale of the Offered Securities, if any, under the Securities Act and any other applicable securities laws only to the extent provided in this Agreement.

(b)                                 Purchaser represents that the Offered Securities to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and not with a view to, or for sale in connection with, any distribution thereof or in violation of the Securities Act or any other securities laws that may be applicable.

(c)                                  Purchaser represents that, prior to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party, it is not an Affiliate of the Company. Neither Purchaser nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).  Purchaser does not own directly or indirectly, and has not at any time during the past three years owned, beneficially or otherwise, any shares of Common Stock.

(d)                                 Purchaser acknowledges that no representations have been made to Purchaser by or on behalf of the Company in connection with the offering and sale of the Offered Securities hereunder other than those as set forth herein, and Purchaser represents that it is not subscribing for the Offered Securities as a result of, or in response to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting.

(e)                                  Purchaser has had the opportunity to read the SEC Reports and has been afforded the opportunity to ask questions of the Company.  Purchaser understands that its investment in the Offered Securities is speculative and involves a high degree of risk.  Purchaser acknowledges that it has carefully evaluated the merits and risks of such an investment, including the risk factors set forth in the SEC Reports.

(f)                                   Purchaser acknowledges that the Offered Securities will be endorsed with restrictive legends, substantially in the following form, that prohibit their transfer except in accordance therewith:  “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (I) SUCH REGISTRATION OR (II) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED OR (III) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT” and, if applicable, “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF [•], 2015, COPIES OF WHICH ARE AVAILABLE FROM GENERAL MOLY, INC. UPON REQUEST, AND ANY SALE, PLEDGE, HYPOTHECATION, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF SUCH SECURITIES IS SUBJECT TO SUCH STOCKHOLDER AGREEMENT”.  Purchaser agrees that the Offered Securities are only transferable on the books of the Company in accordance with, and that the Company will refuse to register any transfer of the Offered Securities not made in accordance with, the restrictions set forth in restrictive legends to which they are subject, and the Stockholder Agreement, if applicable.

(g)                                  Purchaser is (i) an “accredited investor” within the meaning of Rules 501(a)(l), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(h)                                 Purchaser either alone or with the assistance of its professional advisors, is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Offered Securities and of making an informed investment decision and understands and has fully considered for purposes of this investment the risk of loss of all monies invested in the Company.

3.3                               Investment Decision by Purchaser.  Purchaser understands that nothing in this Agreement or any other materials presented to it in connection with the purchase and sale of the Offered Securities constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Offered Securities.

3.4                               Compliance with Laws.  Purchaser (i) has been in compliance in all material respects with the FCPA and any other applicable United States and foreign anti-corruption Laws, and (ii) since January 1, 2012, has not, to the knowledge of Purchaser, been investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority or any other Person of, any actual or alleged violation by the Company or its Subsidiaries of the FCPA or any other applicable United States or foreign anti-corruption Laws.

3.5                               Consents.  Subject to the accuracy of the Company’s representations and warranties herein, no material consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by Purchaser for the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby except for the approval of the Governmental Authorities set forth on Schedule 3.

ARTICLE IV
REGISTRATION RIGHTS

4.1                               Shelf Registration.  On or before the date that is nine months following the Closing Date, the Company shall file a registration statement with the SEC to effect the registration of the Registrable Securities under the Securities Act (such registration statement and the prospectus included therein being referred to as the “Registration Statement”) for a public offering of Common Stock then beneficially owned by Purchaser or any of its Affiliates or issuable to Purchaser or any of its Affiliates upon exercise of any option, warrant or other security convertible into or exercisable for Common Stock (the “Registrable Securities”).  Such offering shall be made on a continuous basis pursuant to Rule 415 under the Securities Act (“Rule 415”).  If Rule 415 limits the number of Registrable Securities permitted to be registered on a Registration Statement otherwise required to be filed by the Company hereunder, the Company shall promptly file an additional Registration Statement covering any Registrable Securities excluded from such prior Registration Statement.  The Company shall also use reasonable best efforts to cause such Registrable Securities to be qualified in such jurisdictions as Purchaser may reasonably request.

4.2                               Company Obligations.  In connection with the Registration Statement, the Company shall:

(a)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement, and such documents and reports to be incorporated by reference into the Registration Statement, as necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities;

(b)                                 furnish to Purchaser such number of copies of Registration Statements and prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as Purchaser may from time to time reasonably request;

(c)                                  promptly furnish to Purchaser copies of any comments that the SEC provides in writing to the Company pertaining to a Registration Statement, and any responses thereto from the Company to the SEC;

(d)                                 promptly provide notice to Purchaser when a Registration Statement or any post-effective amendment thereto the same has become effective;

(e)                                  use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as Purchaser reasonably requests;

(f)                                   use its reasonable best efforts to cause all such Registrable Securities to be listed on NYSE MKT or the Toronto Stock Exchange or any other applicable securities exchange or quoted on each inter-dealer quotation system on which the Common Stock is then listed or quoted;

(g)                                  pay all expenses incurred in connection with such registration, including registration and filing fees with the SEC, reasonable fees and expenses of counsel and other advisors to Purchaser and the Company, printers’ and accountants’ fees, fees and expenses of compliance with securities or blue sky laws and fees and expenses incurred in connection with the listing or quotation of the Registrable Securities; provided, however, that any underwriting discounts, underwriting commissions, or underwriting fees attributable to the sale of the Registrable Securities shall be borne by Purchaser;

(h)                                 enter into customary agreements (including underwriting agreements in customary form) if requested by Purchaser, including representations and warranties by the Company and other terms and provisions that are customarily contained in underwriting agreements generally with respect to secondary distributions, including customary lock up provisions, indemnification and contribution provisions in favor of the underwriters and customary agreements as to the provision of opinions of counsel and accountants’ letters; and

(i)                                     otherwise cooperate with Purchaser, any underwriters, the SEC and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities.

4.3                               Registration Statement Effectiveness; Piggyback Registrations.

(a)                                 The Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing thereof with the SEC.  The Company shall use reasonable best efforts to cause the Registration Statement to continue to be effective until the date that Purchaser has either disposed of or has the ability to dispose of all Registrable Securities without any volume or manner of sale restrictions pursuant to Rule 144 of the Securities Act (“Effective Period”), and, during such period, to cause the Registration Statement and the prospectus contained therein to be updated as reasonably deemed necessary by the Company or required by the Securities Act or the Exchange Act to enable Purchaser to resell the Registrable Securities.

(b)                                 If at any time during the Effective Period, the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans) then, not fewer than twenty (20) Business Days prior to the effective date of such registration statement, the Company shall send to Purchaser a written notice of such determination and, if within ten (10) Business Days after the date of such notice, Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities Purchaser requests to be registered, provided that Purchaser agrees to the same terms and conditions regarding method of sale applicable to the securities otherwise being sold through such registration.  If such registration statement relates to an underwritten public offering and the underwriter of such proposed offering advises the Company and Purchaser that, in its opinion, the number of securities requested to be included in the registration statement (including securities to be sold by Purchaser or any other security holder) exceeds the number which can be sold in such offering within an acceptable price range, then the Company shall include in such registration statement first the registrable securities required to be registered pursuant to a request under the APERAM Securities Agreement, second the Registrable Securities Purchaser proposes to register, and third any securities the Company or any other security holder proposes to register.

(c)                                  Promptly upon any registration statement filed pursuant to this Section 4.3 being declared effective by the SEC, the Company will file a related form of final prospectus pursuant to Rule 424(b) promulgated under the Securities Act.

(d)                                 Purchaser agrees to indemnify (to the fullest extent permitted by applicable law) the Company, its officers, directors, employees and agents and each underwriter and selling broker, if any, and each person, if any, who controls the Company (within the meaning of the Securities Act), against liabilities, losses, claims, damages, actions or expenses (including, in each case, under the Securities Act or the Exchange Act) arising by reason of any statement contained in a registration statement (including any Registration Statement), or any amendment or supplement thereto, that Purchaser provided to the Company in writing explicitly for use in such registration statement, being actually or allegedly false or misleading or actually or allegedly omitting to state a material fact necessary to be stated in order that the statements made in such registration statement, in the circumstances in which they are made, not be misleading; provided that in no event will the aggregate amount Purchaser be required to pay pursuant to such indemnification obligations exceed the greater of the aggregate purchase price paid by Purchaser hereunder and the amount of the net proceeds received by Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.  The Company hereby agrees to indemnify (to the fullest extent permitted by applicable law) Purchaser, its officers, directors, employees and agents and each underwriter and selling broker, if any, and each person, if any, who controls Purchaser (within the meaning of the Securities Act) against liabilities, losses, claims, damages, actions or expenses (including, in each case, under the Securities Act or the Exchange Act) arising by reason of (i) any statement (other than a statement provided by Purchaser as described above) in or incorporated by reference in a registration statement (including any Registration Statement), or any amendment or supplement thereto, being actually or allegedly false or misleading or actually or allegedly omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in such registration statement, in the circumstances in which they are made, not be misleading, or (ii) any actual or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with a registration statement.

(e)                                  To the extent a claim for indemnification under this Section 4.3 is unavailable (by reason of public policy or otherwise) or insufficient to hold harmless an indemnified party in respect of any losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, was taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any losses shall be deemed to include, subject to the limitations set forth herein, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for herein had been available to such party in accordance with its terms.

(f)                                   The Parties hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof, including the provisions of this Section 4.3, and are fully informed regarding such provisions.

4.4                               Suspension.  Upon delivery of a notice (a “Suspension Notice”) to Purchaser, the Company may suspend the use of any Registration Statement if:  (a) in the good faith and reasonable judgment of the Board, after consultation with counsel, such suspension is necessary to delay disclosure of material non-public information that would be seriously detrimental to the Company, and the Board concludes, as a result, that it is in the best interest of the Company to suspend use of the Registration Statement at such time, and (b) the Company furnishes to Purchaser a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company to disclose such material non-public information and that it is, therefore, in the best interest of the Company to suspend availability of the Registration Statement at such time; provided, however, that (i) the Company shall have the right to suspend use of the Registration Statement for a period (a “Blackout Period”) of not more than (A) twenty (20) consecutive trading days, and (B) an aggregate of forty-five (45) days during any twelve (12) month period, (ii) the Company shall not defer its obligation in this manner more than two times during any 12-month period, and (iii) the Effective Period shall be extended for the amount of time that the Registration Statement is unavailable due to such a deferral.  Upon receipt of a Suspension Notice, Purchaser shall discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Blackout Period has ended.  The Company shall be permitted to enter stop transfer instructions with the Company’s transfer agent with respect to the Registrable Securities during any Blackout Period.

4.5                               Current Public Information.  As long as Purchaser owns any Registrable Securities that are not otherwise eligible for sale as contemplated by Rule 144 under the Securities Act, the Company shall use reasonable best efforts to file all required reports with the SEC, or otherwise make available “adequate current public information” about itself, within the meaning of Rule 144(c) under the Securities Act, to potentially make available to Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities without registration.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE CLOSING

5.1                               General.  The Company agrees that, between the Signing Date and the earlier of (x) the Closing and (y) the expiration or termination of this Agreement (the “Pre-Closing Period”), except as specifically permitted by any other provision of this Agreement:

(a)                                 the business of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and

(b)                                 subject to Section 5.2(f), the Company shall use its reasonable best efforts to keep available the services of the officers and key employees of the Company and its Subsidiaries and to preserve relationships with vendors with which the Company or any of its Subsidiaries has significant business relationships.

5.2                               Pre-Closing Covenants.  Except as specifically permitted by any other provision of this Agreement or as set forth in the Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following during the Pre-Closing Period without the prior written consent of Purchaser:

(a)                                 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)                                 (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right) of the Company or any of its Subsidiaries, other than (A) the issuance of shares of Common Stock upon the exercise of options, warrants and convertible notes outstanding as of the date hereof in accordance with their terms and (B) issuances of securities in connection with existing contractual preemptive rights, if any, under Section 6.2(a) of the APERAM Securities Agreement; provided, however, that in the case of (B) the number of Offered Shares and Offered Warrants shall increase on a pro rata basis so that Purchaser will receive Offered Securities constituting the same percentage of shares of Common Stock on a fully diluted basis that Purchaser would have received had such issuances not occurred, (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of the Company or any of its Subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or (iii) enter into any material commitment or material transaction outside the ordinary course of business consistent with past practice;

(c)                                  other than dividends or distributions from Eureka Moly to the Company that are permitted under the Eureka Moly LLC Agreement and approved by the manager of Eureka Moly, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d)                                 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

(e)                                  other than pursuant to the Eureka Budget, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of Two Hundred and Fifty Thousand Dollars ($250,000), or in the aggregate, not in excess of Two Hundred and Fifty Thousand Dollars ($250,000) for the Company and the Company Subsidiaries taken as a whole, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money in a principal amount, in the aggregate, in excess of Two Hundred and Fifty Thousand Dollars ($250,000) for the Company and its Subsidiaries taken as a whole, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice, (iv) make or authorize any capital expenditures that are, in the aggregate, in excess of Two Hundred and Fifty Thousand Dollars ($250,000) for the Company and its Subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f)                                   except as required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement and disclosed in the SEC Reports or Section 5.2(f) of the Disclosure Schedule: (i) materially increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any of its Subsidiaries which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement, or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Plan;

(g)                                  (i) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) accelerate payment of any account payable in advance of its due date other than in the ordinary course of business consistent with past practice, or (iv) vary the Company’s inventory practices in any material respect from the Company’s past practices;

(h)                                 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

(i)                                     waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)                                    make any material tax election or settle or compromise any material liability for Taxes;

(k)                                 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(l)                                     write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, in excess of Two Hundred and Fifty Thousand Dollars ($250,000), except for depreciation and amortization in accordance with GAAP consistently applied;

(m)                             except as permitted by, and in accordance with, Sections 6.1 or 6.8, take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares; or

(n)                                 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Agreement to Call Stockholder Meeting.  The Company shall call a meeting of its stockholders (the “Stockholders Meeting”) to be held as promptly as practicable for the purpose of considering and voting upon (a) the issuance of the Offered Securities, (b) the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock up to 1,000,000,000, (c) provide for, at the election of the Board, a reclassification of Common Stock to effect a reverse stock split, and (d) each other matter required to be approved by such stockholders in connection with the this Agreement, the other Transaction Documents and transactions contemplated hereby and thereby (collectively, the “Stockholder Approval”).

The Company will, through its Board, subject to its fiduciary obligations, recommend that its stockholders approve the Stockholder Approval.  The Company shall use reasonable best efforts to solicit proxies in favor of the Stockholder Approval and otherwise to secure the required vote of its stockholders; provided, however, the Company may, through its Board, withdraw, change, amend, modify or qualify its recommendation that its stockholders approve the Stockholder Approval (a “Change of Recommendation”) if the Company has complied with the provisions of Section 6.7 and 6.8 and the applicable provisions of Section 8.3.

6.2                               Proxy Statement; Other Commission Filings.

(a)                                 As soon as reasonably practicable after the execution of this Agreement, but in any event within thirty (30) days following the Signing Date, the Company shall file with the SEC a preliminary proxy statement (the “Proxy Statement”) for the Stockholders Meeting which may be combined with the Company’s annual meeting of stockholders.  The Proxy Statement shall be in form and substance reasonably satisfactory to the Parties.  The Company shall respond promptly to any comments of the SEC and shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing after which the Company shall promptly mail the definitive Proxy Statement to its stockholders.  The Company will notify Purchaser promptly of the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or such other government officials for amendments or supplements to the Proxy Statement or any filing incorporated therein or for additional information, and will supply Purchaser with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other government officials on the other hand, with respect to the Proxy Statement and the transactions contemplated by this Agreement.  The Company shall provide Purchaser with a reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests, if any, for additional information by and replies to comments of the SEC, prior to filing such with, or sending such to, the SEC.  Whenever any Party becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with the SEC in connection with this Agreement, or the transactions contemplated hereby or thereby, such party shall promptly inform the other parties of such occurrence.  The Company shall promptly prepare and, with Purchaser’s prior approval (which shall not be unreasonably withheld or delayed), file with the SEC any such amendment or supplement and, following clearance thereof, if applicable, mail such amendment or supplement to its stockholders.  To the extent information regarding Purchaser is required for the preparation of the Proxy Statement, Purchaser shall promptly provide such information to the Company upon request.

(b)                                 Until consummation of the transactions contemplated by this Agreement or earlier termination of this Agreement, the Company shall timely file all reports, registration statements, proxy or information statements and other documents required to be filed by it with the SEC (collectively, the “Other Filings”), each of which filings shall comply with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC under each such act and other applicable Laws.  The Company shall promptly notify Purchaser and its counsel of all filings with the SEC made by the Company prior to the consummation of the transactions contemplated by this Agreement or earlier termination of this Agreement.

(c)                                  The Company agrees that none of the information included or incorporated by reference (i) in the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Stockholders Meeting, and (ii) in any Other Filings, at the time of filing and at any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company’s covenants in clauses (i) and (ii) above will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Purchaser specifically for use therein.  The Company agrees that the Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s shareholders, as applicable, will comply with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under such act and other applicable Laws.

(d)                                 The information supplied by Purchaser for the purpose of inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company’s stockholders, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.3                               Listing Applications.  The Company shall apply to list the Offered Securities for trading on the NYSE MKT and will use reasonable best efforts to cause such listing to be effective as of the Closing, subject to official notice of issuance.

6.4                               Assistance in Procuring Loan; Purchaser Option.

(a)                                 Purchaser shall use its reasonable best efforts to assist the Company to procure from one or more Prime Chinese Banks, the Loan for the Company in accordance with the terms and conditions set forth on Schedule 2, including a guarantee of the Loan as required by such Prime Chinese Bank or Banks.

(b)                                 The Company hereby grants Purchaser an option to enter into the Molybdenum Supply Agreement with the Company simultaneously with the Loan Execution.  Purchaser may exercise such option by providing the Company with written notice thereof at any time from the Signing Date until the day prior to the Loan Execution.

6.5                               Consents.

(a)                                 Each of the Company and Purchaser shall use reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things necessary, proper or advisable to obtain all required consents, approvals and waivers for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, obtaining the consents and approvals from any third parties or Governmental Authorities (including those identified in Schedule 3), including giving all required notices and making all required filings with respect thereto.

(b)                                 The Company shall use reasonable best efforts to obtain the APERAM Consent.

6.6                               Covenants Concerning the Parties.

(a)                                 Each Party shall be obligated to furnish prompt written notice of each of the following to the other Party:  (i) the occurrence of any material breach or default by such Party under this Agreement; (ii) the filing or commencement of any action, suit or proceeding by or before and Governmental Authority against or affecting such Party that, if adversely determined, would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied, or otherwise materially delay or make unlikely the Closing or the Loan Execution, (iii) any other development, review, request, requirement or proceeding that would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied, or otherwise materially delay or make unlikely the Closing or the Loan Execution.  Each notice delivered under this Section shall be accompanied by a statement of an officer of such setting forth the details of the event or development requiring such notice; provided, however, that that delivery of any notice under this Section 6.6(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(b)                                 Each Party shall act in good faith and use reasonable best efforts to facilitate the completion of the transactions contemplated under this Agreement and the other Transaction Documents on the terms and conditions set forth in this Agreement and the other Transaction Documents.

(c)                                  Purchaser acknowledges that some of the information disclosed by the Company pursuant to this Agreement will be confidential information or material non-public information of the Company.  Purchaser shall keep all such information confidential in accordance with the provisions of the NDA Agreement.

(d)                                 Each Party shall materially comply with all Laws, including the FCPA and other applicable anti-corruption Laws.

6.7                               No Solicitation.

(a)                                 None of the Company or any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (i) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Alternative Proposal, (ii) enter into any agreement with respect to any Alternative Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the sale of the Offered Securities or any other transaction contemplated by this Agreement, or (iii) participate in any discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal; provided, however, that if, at any time prior to obtaining the Stockholder Approval, the Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors’ fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Sections 6.1, 6.7 and 6.8, (x) furnish information with respect to the Company to the person making such Superior Proposal pursuant to a customary confidentiality agreement, the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Purchaser, and (y) participate in discussions with the person making such Superior Proposal (including discussions with such person upon receipt of the Alternative Proposal that may be deemed necessary by the Board to determine whether such Alternative Proposal constitutes a Superior Proposal).  Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Alternative Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

(b)                                 The Company shall, as promptly as practicable (and in no event later than thirty-six (36) hours after receipt thereof), advise Purchaser of any inquiry received by it relating to any potential Alternative Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Alternative Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Purchaser a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

(c)                                  Except in accordance with Sections 6.1, 6.7 and 6.8, neither the Board nor any committee thereof shall (i) undertake a Change of Recommendation, or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal.

6.8                               Change of Recommendation.

(a)                                 Notwithstanding anything in Sections 6.1 and 6.7 to the contrary, at any time prior to the receipt of the Stockholder Approval, the Board may make a Change of Recommendation following receipt of an unsolicited bona fide written proposal or offer (an “Offer”), by a Person or group (as defined in Section 13(d) of the Securities Exchange Act), including any amendment or modification to any existing Offer, with respect to an acquisition of beneficial ownership by such Person or group of (i) at least twenty-five percent (25%) of the assets of, equity interests in, or businesses of, the Company (whether pursuant to a single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the issuance, disposition or sale of twenty-five percent (25%) or more of the voting power of the Company (an “Alternative Proposal”), which the Board determines, in the exercise of its fiduciary duties, is a Superior Proposal, in each case, if the Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would constitute a breach of the fiduciary duties of the members of the Board under applicable Delaware Law and the Company first complies with Section 6.8(b).

(b)                                 Prior to the Company taking any action permitted under Section 6.8(a), the Company shall provide Purchaser with seven (7) Business Days’ prior written notice (it being understood and agreed that any material amendment to the applicable Alternative Proposal shall require a new notice and an additional five (5) Business Day period) advising Purchaser that the Board intends to take such action and providing to Purchaser a notice of such Offer (containing the principal terms and conditions of the Offer), and during such seven (7) Business Day period (or subsequent five (5) business day period), (i) the Company shall negotiate, and cause its representatives to negotiate, with Purchaser and its representatives in good faith (to the extent Purchaser wishes to negotiate) to enable Purchaser to determine whether to propose revisions to the terms of this Agreement or any other Transaction Document such that such Alternative Proposal would no longer constitute a Superior Proposal, and (ii) the Company shall consider in good faith any proposal by Purchaser to amend the terms and conditions of this Agreement or any other Transaction Document such that such Alternative Proposal would no longer constitute a Company Superior Proposal.

(c)                                  Nothing contained in this Agreement shall prohibit the Company or the Board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders if the Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would constitute a breach of the fiduciary duties of the members of the Board under applicable Delaware Law; provided that this Section 6.8(c) shall not permit the Board to make a Change of Recommendation except in compliance with Section 6.8(a) and Section 6.8(b).

(d)                                 All information provided to Purchaser under this Section 6.8 shall be held in confidence in accordance with the terms of the NDA Agreement (whether or not then in effect).

6.9                               Certain Tax Covenants.  Notwithstanding any provision in this Agreement to the contrary, the Company will deduct and withhold any and all amounts required to be withheld and paid to any taxing authority in respect of any payments to be made to Purchaser (including any amounts paid by the Company in respect of the Arrangement Fee or the Company Break Fee).  In no event will the Company pay any “additional amounts” or “gross-up” payments to any party under this Agreement in order to compensate such party for any reduction in the net after-tax proceeds it receives as a result of any amounts deducted and withheld by the Company.

6.10                        Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the Signing Date to the Closing Date, the Company shall, and shall cause each of its Subsidiaries and representatives to: (a) provide to Purchaser and its representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (b) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Purchaser or its representatives may reasonably request.  No investigation conducted pursuant to this Section 6.9 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or any other Transaction Document.

6.11                        Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and Purchaser will take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting Party.

6.12                        Publicity.  Upon execution of this Agreement, the Parties shall issue a mutually agreed press release concerning this Agreement and the transactions contemplated hereby.  Other than such joint press release, no Party shall, nor shall such Party permit its Affiliates to, issue any press release or public announcement concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, each of the Parties may issue such press release or public announcement and make such filings with any Governmental Authority (including the SEC) if, in the reasonable judgment of counsel to such Party, such disclosure or filing is otherwise required by applicable laws or by the applicable rules of any stock exchange on which such Party lists its securities; provided that the disclosing Party shall use its reasonable best efforts to consult with the other Party with respect to the text thereof if possible under applicable laws and by the applicable rules of such stock exchanges.

6.13                        Board Representation.  The Company shall provide, as of the Closing, the resignation and releases of the directors designated by the Company in conjunction with the appointment of the Purchaser Nominees.  The Company agrees to use reasonable best efforts to cause the Board, at the Closing, to be comprised of eight (8) individuals, of whom two (2) individuals shall be nominated by Purchaser consistent with the terms of the Stockholder Agreement (the “Purchaser Nominees”), subject to requirements of applicable Law and under the rules of the NYSE MKT.

ARTICLE VII
CONDITIONS

7.1                               Closing.

(a)                                 Conditions to the Obligations of Each Party.  The obligations of each Party to effect the transactions relating to the Closing contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions:

(i)                                     No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(ii)                                  Stockholder Approval.  The Company shall have received the Stockholder Approval.

(iii)                               Required Approvals.  Purchaser shall have received the approvals set forth in Schedule 3.

(b)                                 Conditions to the Obligations of the Company.  The obligations of the Company to effect the transactions relating to the Closing contemplated by this Agreement shall be subject to the satisfaction or waiver of the following additional conditions:

(i)                                     Representations and Warranties.  Each of the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Signing Date and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and each of the representations and warranties which is not so qualified shall be true and correct in all material respects as of the Signing Date and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).

(ii)                                  Agreements and Covenants.  Purchaser shall have performed in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

(iii)                               Closing Deliveries.  Purchaser shall have made all of the deliveries contemplated by Section 1.4(b).

(iv)                              Officer’s Certificate.  Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying as to the satisfaction of the conditions specified in Sections 7.1(b)(i) and (ii).

(c)                                  Conditions to the Obligations of Purchaser.  The obligations of Purchaser to effect the transactions relating to the Closing contemplated by this Agreement shall be subject to the satisfaction or waiver of the following additional conditions:

(i)                                     Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Signing Date and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and each of the representations and warranties which is not so qualified shall be true and correct in all material respects as of the Signing Date and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that with respect to Sections 2.4(b) and 2.17, all references to the Toronto Stock Exchange shall not apply if the Company has delisted, or is in the process of delisting from, the Toronto Stock Exchange.

(ii)                                  Agreements and Covenants.  Each of the Company and each of its Subsidiaries shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

(iii)                               Stockholder Approval.  Purchaser shall have received a true and complete copy of the resolutions of the stockholders of the Company adopting the Stockholder Approval, certified by the Secretary or an Assistant Secretary of the Company.

(iv)                              APERAM Consent.  The Company shall have obtained the APERAM Consent.

(v)                                 NYSE MKT Listing.  The Company shall have filed an application for the listing of the Offered Securities with the NYSE MKT and shall have received notification from NYSE MKT that the Offered Securities have been approved for listing, subject to official notice of issuance.

(vi)                              Closing Deliveries.  The Company shall have made all of the deliveries contemplated by Section 1.4(a).

(vii)                           Officer’s Certificate.  The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.1(c)(i), (ii) and (viii).

(viii)                        No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, or any change, event, condition, state of facts or development that may, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ix)                              Resignation of Directors; Re-Constitution of the Board.  The directors of the Company listed on Section 6.13 of the Disclosure Schedule shall have submitted their resignations in writing to the Company with copies to Purchaser. Such resignations shall be effective as of the Closing.  The Purchaser Nominees shall have been appointed or elected as two (2) of the eight (8) members of the Board effective as of the Closing Date.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                                 By mutual written consent of Purchaser and the Company; or

(b)                                 By either Purchaser or the Company if:

(i)                                     the Closing shall not have occurred on or before December 31, 2015;

(ii)                                  any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or ruling or have issued a denial of approval which is then in effect and is final and nonappealable and has the effect of making consummation of the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents; or

(iii)                               the Stockholder Approval shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof.

(c)                                  By the Company if:

(i)                                     (A) any of the representations or warranties of Purchaser that is qualified as to materiality or material adverse effect shall have become untrue, or any of the representations or warranties of Purchaser that is not so qualified shall have become untrue in any material respect, or Purchaser shall have breached or failed to perform or comply in any material respect with any of its covenants or agreements in this Agreement, and (B) any such misrepresentation or breach cannot be cured or has not been cured within twenty (20) days after the giving of written notice by the Company to Purchaser specifying such breach;

(ii)                                  (A) Purchaser makes a general assignment for the benefit of its creditors, (B) Purchaser commences a voluntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law seeking to be adjudicated a bankrupt or insolvent, (C) Purchaser consents to the entry of an order for relief in respect of Purchaser in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, or (D) a court of competent jurisdiction enters a decision, decree or other order, which decision, decree or other order remains unstayed and in effect for sixty (60) days, under any law relating to bankruptcy, insolvency or reorganization that is for relief against Purchaser in an involuntary case, that appoints a custodian of Purchaser or for a substantial part of its property or that orders the winding up or liquidation of Purchaser; or

(iii)                               if, prior to obtaining the Stockholder Approval, (A) the Company is not in material breach of any of the terms of this Agreement, and (B) if permitted by, and in compliance with, Sections 6.1, 6.7 and 6.8, the Board authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

(d)                                 By Purchaser if:

(i)                                     (A) any of the representations or warranties of the Company that is qualified as to materiality or Material Adverse Effect shall have become untrue, or any of the representations or warranties of the Company that is not so qualified shall have become untrue in any material respect, or the Company shall have breached or failed to perform or comply in any material respect with any of its covenants or agreements in this Agreement, and (B) any such misrepresentation or breach cannot be cured or has not been cured within twenty (20) days after the giving of written notice by Purchaser to the Company specifying such breach;

(ii)                                  there shall have occurred any Material Adverse Effect, or any change, event, condition, state of facts or development that may, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and such Material Adverse Effect is not cured within twenty (20) days after written notice thereof;

(iii)                               (A) The Company, Eureka Moly or Nevada Moly makes a general assignment for the benefit of its creditors, (B) the Company, Eureka Moly or Nevada Moly commences a voluntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law seeking to be adjudicated a bankrupt or insolvent, (C) the Company, Eureka Moly or Nevada Moly consents to the entry of an order for relief in respect of the Company, Eureka Moly or Nevada Moly in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, or (D) a court of competent jurisdiction enters a decision, decree or other order, which decision, decree or other order remains unstayed and in effect for sixty (60) days, under any law relating to bankruptcy, insolvency or reorganization that is for relief against the Company or Eureka Moly or Nevada Moly in an involuntary case, that appoints a custodian of the Company or Eureka Moly or Nevada Moly or for a substantial part of its property or that orders the winding up or liquidation of the Company or Eureka Moly or Nevada Moly; or

(iv)                              the Board shall have effected a Change of Recommendation in accordance with Sections 6.1 and 6.8.

8.2                               Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any Party, except with respect to (i) Section 6.12, this Section 8.2 and Article IX and (ii) any liabilities or damages incurred or suffered by a party (subject to the provisions of Schedule 4) as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or other Transaction Documents; provided that, in circumstances where the Company Break Fee is payable under Section 8.3 such fee shall be the sole remedy with respect to specified basis for termination, and in no event shall the Company be obligated to pay the Company Break Fee on more than one (1) occasion.

8.3                               Payment of Company Break Fee.

(a)                                 If this Agreement is terminated pursuant to Section 8.1(c)(iii) or Section 8.1(d)(iv), the Company shall pay Purchaser the Company Break Fee upon such termination, in the case of termination by the Company, or within two (2) Business Days after such termination, in the case of termination by Purchaser.

(b)                                 If this Agreement is terminated pursuant to Section 8.1(b)(iii), the Company shall pay Purchaser the Reimbursed Purchaser Expenses upon such termination; provided, however, that if within twelve (12) months of such termination, the Company enters into or consummates a definitive agreement with respect to an Alternative Proposal, the Company shall pay Purchaser within two (2) Business Days following the execution or consummation of such definitive agreement an amount equal to (i) Company Break Fee, minus (ii) the Reimbursed Purchaser Expenses.

(c)                                  If this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(d)(i) and (i) an Alternative Proposal shall have been made to the Company or its stockholders, or any Person shall have publicly announced an intention to make an Alternative Proposal with respect to the Company prior to such termination, and (ii) within twelve (12) months of such termination, the Company enters into or consummates a definitive agreement with respect to an Alternative Proposal, the Company shall pay Purchaser the Company Break Fee within two (2) Business Days following the execution or consummation of such definitive agreement.

ARTICLE IX
MISCELLANEOUS

9.1                               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 9.1, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission, or (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to Purchaser:	Amer International Group Co., Ltd
29/F, Block A, East Pacific International Center
7888th Shennan Boulevard
Shenzhen 518040, China
	Attention:	Tong Zhang
	Facsimile:	+86.755.2711.8899

With copies to:	ZHONG LUN LAW FIRM 36-37/F,SK Tower, 6A Jianguomenwai Avenue Chaoyang District, Beijing 100022, P.R.China
	Attention:	Jun CHENG
	Facsimile:	+86 10 6568 1838

Latham & Watkins
18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong
	Attention:	David M. Blumental Allen C. Wang
	Facsimile:	+852.2912.2600

If to the Company:	General Moly, Inc.
1726 Cole Blvd.
Suite 115
Lakewood, CO 80401 U.S.A.
	Attention:	Chief Executive Officer
	Facsimile:	+1 (303) 928-8598

With a copy to:	Bryan Cave LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203-4541 U.S.A.
	Attention:	Charles D. Maguire, Jr.
	Facsimile:	+1 (303) 866-0200

All notices, requests, consents and other communications hereunder shall be deemed to have been given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

9.2                               Entire Agreement.  This Agreement and the other Transaction Documents, including exhibits or other documents referred to herein and therein, embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict the express terms and provisions of this Agreement.

9.3                               Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of the Company and Purchaser.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9.4                               Assignment.  Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, provided, however, that Purchaser may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate of Purchaser without obtaining the consent of the Company and any such assignment shall not relieve Purchaser of its obligations hereunder.

9.5                               Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties and shall inure to the benefit of the respective successors and permitted assigns of each Party.  Nothing in this Agreement shall be construed to create any rights or obligations except between the Parties, and no person or entity shall be regarded as a third party beneficiary of this Agreement subject to Sections 4.3(d) and (e).

9.6                               Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9.7                               Governing Law; Language.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

9.8                               Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

9.9                               Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

9.10                        Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

9.11                        Certain Terms.

(a)                                 Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) references to a day, without the explicit qualification of “business” refers to a calendar day, (vi) references to a month, quarter, year or such other subdivision, without the explicit qualification of “fiscal”, refers to a calendar month, quarter, year or other such subdivision, respectively, (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the Signing Date, notwithstanding that the Parties may have executed this Agreement on a later date, and (viii) references to any Person include such Person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise.

(b)                                 Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) include and incorporate all exhibits, schedules and other attachments thereto, as amended, modified or supplemented, and (ii)  a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated.  Unless otherwise specified, all references to “$” shall be deemed to be references to the lawful currency of the United States.

(c)                                  In this Agreement, any reference to the Company’s knowledge, and comparable terms including “know,” “known,” “aware” or “awareness,” of a particular fact or other matter means the actual knowledge of the officers of the Company or what they could reasonably be expected to have known in performing their duties in the offices in which they serve or had such individuals conducted a reasonable inquiry under the applicable circumstances.  The executive officers of the Company as of the Signing Date are Bruce D. Hansen, Chief Executive Officer, David A. Chaput, Chief Financial Officer, Michael K. Branstetter, Secretary, R. Scott Roswell, Corporate Counsel - VP Human Resources, Lee M. Shumway, Treasurer, and Robert I. Pennington, Chief Operating Officer.

9.12                        No Waiver of Rights, Powers and Remedies.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.13                        Fees and Expenses.  Except as otherwise set forth in this Agreement or the other Transaction Documents, each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

9.14                        Counterparts.  This Agreement may be executed in counterparts (including by facsimile, “PDF” or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.

9.15                        Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.16                        Dispute Resolution.  All disputes between the Parties arising out of, relating to or in connection with this Agreement (a “Dispute”) and not otherwise settled by agreement between the Parties shall be exclusively and finally settled in accordance with Schedule 4; provided, however, that any dispute arising out of the subject matter covered by Sections 6.1, 6.7 and 6.8 (including, without limitation, the exercise by the Board of its fiduciary duties and the Board effecting a Change of Recommendation) and Section 8.3 shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to the provisions of this Agreement set forth above or for recognition and enforcement of any judgment in respect thereof in any court other than the aforesaid courts.

[Signature page follows]

The Company and Purchaser have executed this Investment and Securities Purchase Agreement as of the Signing Date.

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

AMER INTERNATIONAL GROUP CO., LTD.

By:	/s/ Wenyin Wang
Name:	Wenyin Wang
Title:	Chairman

[SIGNATURE PAGE OF INVESTMENT AND SECURITIES PURCHASE AGREEMENT]

Schedule 1
(to Investment and Securities Purchase Agreement)

Certain Definitions

For purposes of the Agreement (including this Schedule 1) the following terms and variations thereof have the meanings specified or referred to in this Schedule 1:

“10-K”:  As defined in Section 2.6(a).

“1933 ACT”:  As defined in Section 3.2(f).

“Action”:  Any suit, claim, complaint, charge, investigation, audit or examination, citation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or subpoena of any kind or nature whatsoever, in each case by or before any Governmental Authority.

“Affiliate”:  As defined in Rule 405 under the Securities Act, provided none of the Company and its Subsidiaries shall be deemed an affiliate of Purchaser and neither Purchaser, POS-Minerals, nor any of its respective Affiliates shall be deemed to be an affiliate of the Company or any of its Subsidiaries.

“Agreement”:  As defined in the Preamble.

“Alternative Proposal”:  As defined in Section 6.8(a).

“APERAM”:  APERAM, an entity incorporated in the Grand Duchy of Luxembourg.

“APERAM Securities Agreement” the Securities Purchase Agreement dated November 19, 2007, between the Company and ArcelorMittal S.A., which has been assigned to APERAM.

“APERAM Consent”:  An executed letter or other document of APERAM setting forth (a) APERAM’s intention with respect to the exercise of its rights under Section 6.2(a) of the APERAM Securities Agreement and (b) APERAM’s confirmation that (i) it either (A) waives its rights under Section 6.3(a) of the APERAM Securities Agreement or (B) agrees that such rights are not applicable to the transactions contemplated by this Agreement and (ii) it either (X) approves of the transactions contemplated by this Agreement pursuant to Section 6.3(b) of the APERAM Securities Agreement or (Y) agrees that such rights are not applicable to the transactions contemplated by this Agreement.

“Arrangement Fee”:  As defined in Section 1.2.

“Blackout Period”:  As defined in Section 4.4.

“Board”:  The Board of Directors of the Company.

Schedule 1-1

“Business Day”:  A day other than a Saturday, Sunday or other day on which commercial banks in New York City or Beijing, China are authorized or required by Law to close.

“Change of Recommendation” As defined in Section 6.1.

“Closing”:  As defined in Section 1.3.

“Closing Date”:  As defined in Section 1.3.

“Closing Payment”: As defined in Section 1.1(b).

“Code”:  The Internal Revenue Code of 1986, as amended.

“Common Stock”:  As defined in Recital A.

“Company”:  As defined in the Preamble.

“Company Break Fee”:  An amount equal to five percent (5%) of the Stock Purchase Price, payable in cash.

“Company Financial Statements”:  As defined in Section 2.6(b).

“Company Permits”:  As defined in Section 2.14.

“Contract”:  Any agreement, arrangement, understanding, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

“Convertible Notes”:  As defined in Section 2.2.

“DGCL”:  As defined in Section 2.20.

“Disclosure Schedule”:  As defined in Article II.

“Dispute”:  As defined in Section 9.16.

“Dispute Negotiation Notice”: As defined in Schedule 4.

“Dollars”:  The lawful currency of the United States.

“Effective Period”:  As defined in Section 4.3(a).

“Employee Benefit Plan”:  Any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Environmental Law”:  Any Law relating to the protection of the environment or the exposure of persons to, or remediation of, any Hazardous Materials, in each case as in effect as of the Signing Date.

Schedule 1-2

“Environmental Permits”:  Any permits, licenses, certifications, authorizations or any other approvals issued by any Governmental Authority relating to the operation of the business of the Company and its Subsidiaries pursuant to any Environmental Law.

“Equity Securities”:  Common Stock and any other securities issued by the Company representing equity interests in the Company.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  Each entity that is treated as a single employer with the Company for purposes of Section 414(b), (c), (m) or (o) of the Code.

“Eureka Budget”:  The operating budget and business plan of Eureka Moly, as set forth in the Disclosure Schedule.

“Eureka Moly”:  Eureka Moly, LLC, a Delaware limited liability company.

“Eureka Moly LLC Agreement”:  The Amended and Restated Limited Liability Company Agreement of Eureka Moly, dated February 26, 2008, by and between Nevada Moly LLC and POS-Minerals Corporation, as amended.

“Exchange Act”:  As defined in Section 2.17.

“Expense Reimbursement Account”: As defined in Section 1.1(c).

“Expense Reimbursement Agreement”: As defined in Section 1.1(c).

“FCPA”:  As defined in Section 2.5(b).

“GAAP”:  Generally accepted accounting principles as applied in the United States.

“Governmental Authority”:  As defined in Section 2.4(a).

“Government Official”:  (a) Any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Authority, (b) any political party or party official or candidate for political office, (c) any public international organization or any department or agency thereof, or (d) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Hazardous Material”:  “Hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; “hazardous wastes,” as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; petroleum or petroleum products; radioactive material, including, without limitation, any source, special nuclear, or by-product material, as defined in 42 U.S.C. §2011 et seq.; asbestos in any form or condition; toxic mold; polychlorinated biphenyls; and any other material, chemical, substance or waste regulated under any Environmental Law.

Schedule 1-3

“Insurance Policies”:  All insurance policies maintained by the Company and its Subsidiaries, including, but not limited to, general liability, product liability, comprehensive general liability and umbrella insurance policies.

“ICC”: As defined in Schedule 4.

“Intellectual Property Rights”:  As defined in Section 2.11.

“Law”:  Any applicable U.S. federal, state or local or any foreign (including the People’s Republic of China) statute, code, ordinance, decree, rule, regulation or general principle of common or civil law or equity.

“Leases”:  As defined in Section 2.23.

“LIBOR”:  The rate per annum quoted by Bloomberg, or any other comparable services based upon quotes from the London Interbank Offered Rate from the British Bankers Association as quoted for U.S. Dollars by for determining the one (1) month LIBOR rate.  The Index is to be strictly interpreted and is not intended to serve any other purpose other than providing an index to determine the interest rate used herein.

“Lien”:  Any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, right-of-way, levy, covenant, encroachment, burden, deed of trust, title defect, conditional or contingent sale agreement, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under U.S. Federal and state securities Laws.

“Loan”:  As defined in Recital C.

“Loan Execution”:  The entry into the Loan by the parties thereto.

“Loan Procurement Expenses”: As defined in Section 1.1(c).

“Material Adverse Effect”:  Any event, circumstance, change or effect that, individually or in the aggregate, (a) has a material adverse effect on the business, assets, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change or effect arising from the following, either alone or in combination, shall be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur:  (i) any changes in general United States or global economic conditions, (ii) changes in the industries in which the Company operates, (iii) any change in GAAP or interpretation thereof, (iv) the execution, delivery, pendency or public announcement of this Agreement or the consummation of the transactions contemplated hereby, (v) acts of terrorism or armed hostilities, including pursuant to an act of war (whether or not declared), (vi) any change in the market price or trading volume of Common Stock, in any case taken by itself (it being understood that any event, circumstance, change or effect giving rise or contributing to such failure that is not otherwise excluded from the definition

Schedule 1-4

of “Material Adverse Effect” may be taken into account), or (vii) any failure by the Company to meet any internal or published projections or forecasts of revenues, earnings or other financial performance, in any case in and of itself (provided that any event, circumstance, change or effect giving rise or contributing to such failure that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account), except, in the case of clauses (i) - (iii), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a “Material Adverse Effect” has occurred), or (b) prevents or materially delays the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in any event, a Material Adverse Effect shall be deemed to occur if the damages incurred by Purchaser in connection with a breach by the Company of one or more of its representations and warranties in this Agreement exceeds either $2,000,000 individually or $5,000,000 in the aggregate.

“Material Contracts”:  Contracts of the type that are described in clauses (a) through (l) of Section 2.13.

“Molybdenum Supply Agreement”:  As defined in Recital E.

“Mount Hope Project”:  The primary molybdenum property located in Eureka County, Nevada, U.S.A.

“NDA Agreement”:  The Mutual Nondisclosure Agreement between Purchaser and Company executed by the Company on March 13, 2015.

“Nevada Moly”:  Nevada Moly, LLC, a Delaware limited liability company.

“New York City”:  New York, New York, U.S.A.

“Offer”:  As defined in Section 6.8(a).

“Offered Securities”:  As defined in Recital A.

“Offered Shares”:  As defined in Recital A.

“Offered Warrants”:  As defined in Recital A.

“Organizational Documents”:  (a) With respect to a corporation, the certificate or articles of incorporation and bylaws, or the certificate of incorporation and memorandum and articles of association or any equivalent formation or governing documents, (b) with respect to any other Person, any charter or similar document or instrument adopted or filed in connection with the creation, formation, governance or organization of a Person, including any limited partnership agreement for any limited partnership and any operating agreement or limited liability company agreement for any limited liability company, and (c) any amendment to any of the foregoing.

“Other Filings”: As defined in Section 6.2(b).

Schedule 1-5

“Party”: As defined in the Preamble.

“Parties”: As defined in the Preamble.

“Pension Plan”:  As defined in Section 3(2) of ERISA.

“Permitted Liens”:  (a) Liens for (i) Taxes not yet due and payable as of the Closing Date and (ii) Taxes which are being contested in good faith and for which a reserve, determined in accordance with GAAP, has been established in the Company Financial Statements, (b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to any real property, (c) covenants, conditions and restrictions of record not violated by the existing use and improvements, and public and utility easements, (d) statutory Liens of landlords for amounts not yet due and payable, and (e) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.

“Per Share Price”:  The VWAP of the shares of Common Stock for the ninety (90) days prior to the date of this Agreement.

“Person”:  Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity.

“Plans”:  As defined in Section 2.2.

“POS-Minerals”:  POS-Minerals Corporation, a Delaware corporation.

“Pre-Closing Period”: As defined in Section 5.1.

“Preferred Stock”:  As defined in Section 2.2.

“Prime Chinese Bank”:  One of the following:  (a) China Development Bank, (b) the Export-Import Bank of China, (c) Bank of China, (d) China Construction Bank, (e) Industrial and Commercial Bank of China, and (f) Agricultural Bank of China.

“Proxy Statement”:  As defined in Section 6.2(a).

“Purchaser”:  As defined in the Preamble.

“Purchaser Nominees”: As defined in Section 6.13.

“Real Property”:  As defined in Section 2.23.

“Reimbursed Purchaser Expenses”:  Fifty percent (50%) of all fees and expenses of law firms, investment banking firms, accountants, experts, consultants and advisors engaged by Purchaser in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including in connection with performing due diligence, negotiating and documenting this Agreement and the other Transaction Documents;

Schedule 1-6

provided, however, that the aggregate amount of Reimbursed Purchaser Expenses shall not exceed $150,000.

“Registrable Securities”:  As defined in Section 4.1.

“Registration Statement”:  As defined in Section 4.1.

“Release”:  Any disposing, placing, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migration or dumping of any Hazardous Materials.

“Rights”:  Securities of the Company exercisable, convertible or exchangeable for or into Equity Securities (with or without consideration) or that carry any right to subscribe for or acquire Equity Securities; provided, however, Rights shall exclude SARs.

“Rules”: As defined in Schedule 5.

“Rule 415”:  As defined in Section 4.1.

“SAR”:  A stock appreciation right issued by the Company under its Plans.

“SEC”:  Securities and Exchange Commission.

“SEC Reports”:  As defined in Section 2.6(a).

“Securities Act”:  As defined in Section 3.2(a).

“Signing Date”:  As defined in the Preamble.

“Software”:  Any computer software of any kind and in any form (including source code and executable code), and all related documentation.

“Stock Purchase Price”: The product of (i) the Offered Shares, multiplied by (ii) the Per Share Price.

“Stockholder Agreement”:  As defined in Recital F.

“Stockholder Approval”:  As defined in Section 6.1.

“Stockholders Meeting”:  As defined in Section 6.1.

“Subsidiary” or “Subsidiaries” of Purchaser, the Company or any other person means any corporation, partnership, joint venture or other legal entity of which Purchaser, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Schedule 1-7

“Superior Proposal”:  Any Alternative Proposal made by a third party which was not solicited in violation of Sections 6.7 and 6.8, that the Board determines in its good faith judgment (after consultation with the Company’s outside legal and financial advisors) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Purchaser in response to such Alternative Proposal or otherwise), after considering, among other things, the financial, legal and regulatory aspects of such proposal, whether the Person making the proposal has the financial wherewithal or the ability to obtain through responsible sources the financial wherewithal to consummate the proposal and whether the Alternative Proposal is reasonably likely to be completed as proposed on a timely basis.

“Suspension Notice”:  As defined in Section 4.4.

“Tangible Assets”:  As defined in Section 2.24.

“Tax” or “Taxes:”  All forms of taxation or duties imposed, or required to be collected or withheld, including without limitation any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, together with any interest, penalties or additions to tax in respect of the foregoing and any transferee liability in respect of the foregoing payable by reason of contract, assumption, transferee liability, operation of Law, Section 1.1502-6(a) of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Return(s)”:  Any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax, and where permitted or required, combined or consolidated returns for any group of entities.

“Trading Price”:  On any trading day, the daily volume weighted average price for the Common Stock on NYSE MKT during such trading day beginning at 9:30:01 a.m., New York City time (or such other official open of trading established by NYSE MKT) and ending at 4:00 p.m., New York City time (or such other official close of trading established by NYSE MKT) as reported by Bloomberg Financial Services through its “Volume at Price” function.

“Transaction Documents”:  This Agreement, the Stockholder Agreement, the Warrant Agreement, the Expense Reimbursement Agreement and the Molybdenum Supply Agreement.

Schedule 1-8

“Tribunal”: As defined in Schedule 4.

“United States” or “U.S.” or “U.S.A.”:  The United States of America.

“US$” or “$”:  Dollars.

“Warrant Agreement”: As defined in Section 1.4(a)(iii).

“Warrants”:  As defined in Section 2.2.

“VWAP”:  For any period of measurement, the arithmetic average (rounded to the nearest whole cent) of the Trading Prices of shares of Common Stock for each consecutive business day during the period of measurement on NYSE MKT immediately preceding the date in question.

Schedule 1-9

Schedule 2

(to Investment and Securities Purchase Agreement)

General Moly, Inc.
Loan
Summary of Principal Terms and Conditions

Borrower:	General Moly Inc. (the “Company”)

Guarantor	Amer International Group Co. Ltd. (“Purchaser”), as required by Lender.

Lender:	One or more Prime Chinese Banks.

Amount:	An amount necessary to fund the Company’s share of costs (including financing costs) related to the development of the Mt. Hope Project, or approximately US $700 Million.

Maturity:	12 ¼ years from first drawdown.

Purpose:	To fund the Company’s share of costs (including financing costs) related to development of the Mt. Hope Project.

Availability:	Loan Agreement to be signed no later than the date that is the two year anniversary of the Closing Date, available for drawdown from that date until 30 months thereafter.

Repayment:

Semi-annual principal repayments, with the first repayment 30 months after signing of the Loan Agreement. The first two principal installments will be US $1 million each, whilst the Mt. Hope Project ramps up to full production; subsequently installments will be equal.

Front End Fee:	Not greater than RMB 30 million.

Commitment Fee:	Not greater that 1% pa on the undrawn Loan amount.

Interest Rate:	6 month LIBOR plus a spread not greater that 4%.

Security:	Pledge of the assets of the Company and Nevada Moly, its wholly owned subsidiary which holds an 80% interest in Eureka Moly.

Security will not include any pledge of the assets of Eureka Moly.

Prepayments:	Voluntary — at any time without penalty.

Schedule 2-1

Mandatory — 40% of the Company’s share of project cash flow after payment of all project related costs (including operating, lease, financing, marketing and distribution, administration, taxes, hedging) and funding of reserve accounts and permitted capital expenditures under the Loan Agreement.

Hanlong Shares:

The Company shall use reasonable best efforts to purchase from the Export-Import Bank of China (“CEXIM”) the Hanlong Loan, together with all collateral pledged to secure the Hanlong Loan (including the Hanlong Shares) and all other rights of CEXIM under the Hanlong Loan. The purchase price paid by the Company to CEXIM shall be a secured subordinated promissory note made by the Company payable to CEXIM in the original principal amount equal to the outstanding balance of, and accrued and unpaid interest under, the Hanlong Loan.

“Hanlong Loan”: The loan made by CEXIM to Hanlong in 2010 secured by, among other things, a pledge of the Hanlong Shares.

“Hanlong Shares”: The 11,843,341 shares of Common Stock held of record by Hanlong (USA) Mining Investment, Inc. and pledged to CEXIM to secure repayment of the Hanlong Loan.

Other Provisions:	Covenants, events of default, and other provisions to be similar to those previously agreed with China Development Bank.

Schedule 2-2

Schedule 3
(to Investment and Securities Purchase Agreement)

Required Approvals

1                                         Approval from or registration with the National Development Reform Commission of the People’s Republic of China.

2.                                      Approval from or registration with the Ministry of Commerce of the People’s Republic of China.

3.                                      Approval from or registration with the State Administration of Foreign Exchange of the People’s Republic of China.

Schedule 3-1

Schedule 4
(to Investment and Securities Purchase Agreement)

Dispute Resolution

(a)                                 All Disputes not otherwise settled by agreement between the Parties shall be finally settled by binding arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) by arbitrators appointed in accordance with the Rules then in effect, except to the extent the Rules conflict with the provisions of this Schedule 4, in which event the provisions of this Schedule 4 shall control.  The Parties specifically agree that any time before the Tribunal has been appointed, a party may seek a preliminary injunction or other interim relief before a court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a party’s ability to obtain meaningful relief pending the outcome of the arbitration under this Schedule 4.

(b)                                 In the event of any Dispute and before arbitration may be commenced, upon notice by any Party to the other Party to such Dispute (the “Dispute Negotiation Notice”), such Dispute must immediately be referred to one representative of the executive management of the Company designated by the Company and one representative of the executive management of Purchaser designated by Purchaser, who must be authorized to settle the Dispute.  Such representatives must promptly meet in a good faith effort to resolve the Dispute.  If the representatives so designated do not resolve the Dispute within ten (10) Business Days after the delivery of the Dispute Negotiation Notice, the Dispute will be exclusively and finally resolved by binding arbitration as described in this Schedule 4.

(c)                                  The arbitration shall be conducted before a panel of three arbitrators, each of whom must be fluent in English and be neutral and independent of the parties to the Dispute (the “Tribunal”).  The claimant shall appoint one arbitrator and the respondent must appoint one arbitrator, as provided in the Rules.  The third arbitrator shall be selected by the two arbitrators so appointed; provided that if the two arbitrators so appointed fail to select the third arbitrator within thirty (30) days after the date on which the second of such two arbitrators is appointed, then the third arbitrator shall be appointed by the ICC Court.  The third arbitrator, regardless of how selected, shall chair the Tribunal.

(d)                                 The place of arbitration shall be Hong Kong SAR.  The arbitration shall be conducted in English; provided that (i) any party thereto, at its cost, may provide for the translation of the proceedings into a language other than English, (ii) any party thereto may elect to submit documents or other information to the Tribunal in English, and (iii) any witness whose native language is not English may elect to give testimony in English or in such witness’s native language, with simultaneous interpretation into English if such testimony is given in such native language.  If simultaneous interpretation is so made, the interpreter will be appointed by the Tribunal.  Each party to any arbitration or its legal counsel may also hire an interpreter at such party’s own expense, and may participate in the examination and cross-examination of witnesses at any hearing.

(e)                                  Unless the Tribunal orders an earlier date or the parties to the arbitration otherwise agree, not less than thirty (30) days before the beginning of the evidentiary hearing,

Schedule 4-1

each party to the arbitration shall submit to the other parties to the arbitration the documents that it may use at the hearing and a list of the witnesses whom such party may call at the hearing.

(f)                                   The Tribunal shall have no authority to award any indirect, incidental, special, consequential, or punitive damages, and each Party irrevocably waives its right to recover any such damages.

(g)                                  The decision of the Tribunal will be final and binding.  Any award made in the arbitration will be enforceable in any court of competent jurisdiction, including without limitation in any jurisdiction where one or more of the parties is domiciled or has assets.  For purposes of an action for recognition or enforcement of the award, each party irrevocably waives any objection that it might have to personal jurisdiction in the courts of a jurisdiction where one or more of the parties is domiciled or has assets.

(h)                                 Notwithstanding the pendency of any arbitration, the obligations of the Parties under this Agreement will remain in full force and effect; provided that no Party will be considered in default under this Agreement (except for defaults for the payment of money) during the pendency of an arbitration specifically relating to the default.  The non-prevailing party in any arbitration shall pay all costs and expenses in connection with such arbitration, unless the Tribunal determines otherwise.

The parties shall use their reasonable best efforts to encourage the Tribunal to enter a final award resolving the Dispute within 90 days from the appointment of the Tribunal.  Notwithstanding any provision to the contrary in this Schedule 4, the parties to any arbitration under this Schedule 4 may agree at any time to discontinue and terminate such arbitration.

Schedule 4-2